MAA Reports Second Quarter Results

MEMPHIS, Tenn., Aug. 4, 2011 /PRNewswire/ -- MAA, (NYSE: MAA), today announced earnings results for the quarter ended June 30, 2011.

Net income available for common shareholders for the quarter ended June 30, 2011 was $7.4 million, or $0.20 per diluted common share, as compared to net income available for common shareholders of $1.4 million, or $0.04 per diluted common share, for the quarter ended June 30, 2010. The second quarter of 2011 includes $1.8 million, or $0.05 per diluted common share of non-cash expenses related to a cumulative adjustment to the Company's outstanding restricted stock plans. The adjustment relates to a change in the accounting method as required by ASC 718, due to an established method of settlement previously used by the Company. The second quarter of 2010 included two non-routine and non-recurring items, totaling $4.2 million or $0.14 per diluted common share.

Funds from operations, or FFO, a widely accepted measure of performance for real estate investment trusts, was $36.2 million, representing $0.93 per diluted share/unit, or per Share, for the quarter ended June 30, 2011, as compared to $26.4 million, or $0.80 per Share, for the quarter ended June 30, 2010. FFO results for the second quarter 2011 include both $0.05 per share of non-cash expenses related to the restricted stock plan adjustment and $0.02 per Share of earnings dilution from additional acquisition-related expenses due to higher than expected acquisition volume during the second quarter. Excluding these non-cash expenses and the additional up-front acquisition expenses, FFO results for the second quarter would have been $1.00 per Share, a penny above the mid-point of guidance previously provided by the company. For the second quarter of 2010, FFO excluding the non-routine and non-recurring items, totaling $4.2 million or $0.13 per Share, was $0.93 per Share.

A reconciliation of FFO to net income attributable to MAA and an expanded discussion of the components of FFO can be found later in this release.

Second Quarter Highlights

  Same store net operating income, or NOI, grew 4.5% over the second quarter of 2010 on a 3.8% increase in revenue and a 2.9% increase in operating expenses with bulk cable netted in revenues (discussed later in report).  Year to date same store NOI grew 4.7%
  Physical occupancy at the end of the quarter was a strong 96.3% and resident turnover remains at historic lows running at 54% on an annualized basis through the second quarter.
  Completed the acquisition of five wholly owned communities representing a total investment of $153 million and the company's initial investment in the Richmond, Virginia market.
  Acquired a parcel of land in Little Rock, Arkansas and commenced development of 312 new high quality units.  Construction continues on two other development projects in Charlotte and Nashville.
  Received an initial investment grade rating from Fitch Ratings of BBB.
  Priced a $135 million offering of a private placement of unsecured bonds, which closed and funded in July.
  Strong second quarter performance supports another upward adjustment to FFO outlook for the year; FFO/Share excluding the non-cash expenses related to the stock plan, is now expected to be in a range of $3.92 to $4.12, or $4.02 at the mid-range.

Eric Bolton, Chairman and Chief Executive Officer, said, "Strong second quarter results reflect robust leasing conditions with solid pricing momentum across the portfolio. Despite continued sluggishness in the economy, we expect to capture steady upward pricing trends into 2012. Our new value growth opportunities also remain robust with a higher than expected volume of property acquisitions completed during the quarter. Additionally, we made significant progress during the quarter in executing on our long term financing strategy, further increasing the strength and flexibility of our balance sheet."

Second Quarter Same Store Operating Results

Same store operating results include 40,181 units in 134 communities that have comparable results for periods presented.

Percent Change From Three Months Ended June 30, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	3.1%	4.4%	2.1%	0.1%	3.1%
Secondary	3.9%	3.6%	4.2%	0.2%	3.9%
Operating Same Store	3.5%	4.0%	3.1%	0.1%	3.5%
Total Same Store	4.3%	4.0%	4.5%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

As discussed in prior reports, MAA's roll-out of a new bulk cable program during 2010 and 2011 requires revenues and expenses related to the program to be reported on a gross basis, whereas the revenues and related expenses for the former cable programs were presented on a net basis in the income statement. In order to provide more meaningful comparisons during the roll-out period, same store performance is presented below with all cable programs netted in revenues, which is consistent with prior presentations. For clarity in explanation of results, management's discussions following the below table are based on the comparison with bulk cable netted in revenues.

Strong Second Quarter Same Store Operating Results

With Bulk Cable Netted in Revenues (consistent with prior presentations)

Percent Change From Three Months Ended June 30, 2010 (Prior Year):
					Average
				Physical	Effective
Markets	Revenue (1)	Expense	NOI (1)	Occupancy	Rent per Unit
Large	2.7%	3.5%	2.1%	0.1%	3.1%
Secondary	3.3%	2.2%	4.2%	0.2%	3.9%
Operating Same Store	3.0%	2.9%	3.1%	0.1%	3.5%
Total Same Store	3.8%	2.9%	4.5%

(1) Revenue and NOI by market and for Operating Same Store are presented before the impact of straight-line revenue adjustments. Total Same Store includes straight-line revenue adjustments.

Same store NOI for the second quarter 2011 increased 4.5% over the same quarter a year ago, with revenues increasing 3.8% and operating expenses increasing 2.9%. The revenue growth reflected a 3.5% increase in the average effective rent per unit for the quarter, along with support from continued strong occupancy and ancillary income performance. Physical occupancy ended the second quarter at 96.3%, compared to 96.2% for the same quarter in 2010. Property operating expenses remained well controlled during the second quarter increasing 2.9% against last year's strong base of only a 0.5% increase. Increases in utilities and real estate tax expenses were partially offset by decreases in repair and maintenance and property insurance costs. The rate of unit turnover remained historically low, declining to a record low of 54.4% annualized at the end of the second quarter, from 56.9% at the end of the same quarter last year.

On a sequential quarter basis, same store NOI declined 40 basis points, with revenue growth of 1.3% offset by a 3.9% increase in operating expenses, primarily due to normal seasonal factors.

A reconciliation of NOI to net income attributable to MAA and an expanded discussion of the components of NOI can be found later in this release.

Acquisitions and Development Activity Performing Better Than Expected

MAA completed five wholly-owned acquisitions during the second quarter totaling 1,239 units for a total investment of approximately $153 million. In April, MAA purchased the 204-unit Retreat at Magnolia Parke, located in Gainesville, Florida, and the 200-unit Atlantic Crossing, located in Jacksonville Florida, which were both built in 2008. In June, MAA entered the Richmond, Virginia market with the purchase of the 300-unit Hamptons at Hunton Park, which was built in 2003. Also in June, MAA purchased the 256-unit Avala at Savannah Quarters, located in Savannah, Georgia, and the 279-unit Tattersall at Tapestry Park, located in Jacksonville, Florida, which are both new high quality communities built in 2009.

These purchases bring MAA's total acquisition investment year-to-date to approximately $208 million in 1,879 units, including $24.8 million purchased for Mid-America Multifamily Fund II, LLC, with an overall average cap rate on first years projected cash flows between 5.75% and 6.0%.

Also, as part of its strategy to selectively develop apartment communities in strong markets during the appropriate part of the cycle, MAA closed on the purchase of a 26-acre tract of land in Little Rock, Arkansas, for $2.6 million during the second quarter of 2011, and entered an agreement to develop a new 312-unit community on the site. Construction began during the second quarter with initial unit deliveries planned for the first quarter of 2012 and completion expected during the fourth quarter of 2012. Construction also began during the second quarter on the 210-unit Phase II of 1225 South Church, located in Charlotte, North Carolina, with initial deliveries planned for the second quarter of 2012 and completion expected during the fourth quarter of 2012. Construction continued on schedule at the 428-unit Cool Springs, located in the Nashville, Tennessee MSA, with initial units expected to be delivered in the fourth quarter of 2011 and completion planned for the second quarter of 2012.

MAA's total development pipeline, including all three of these projects, comprises 950 units with a total projected cost just over $109 million, of which $27.7 million was funded as of June 30, 2011.

There were no dispositions of apartment communities during the second quarter of 2011, but MAA has one community, the 260-unit Lodge at Timberglen, located in Dallas, Texas, which has been classified as held for sale. The transaction is expected to close during the third quarter for net proceeds of approximately $10.5 million.

Investment Grade Rating and Initial Unsecured Financing Transaction Completed

MAA wrapped-up several important financing actions during the second quarter, including refinancing all current year debt maturities and accomplishing several key components of longer term financing goals.

On June 1, 2011, MAA closed on a $128 million fixed rate mortgage loan with a 10-year maturity and interest rate of 5.1%. The new loan was used to redeem a $100 million credit facility with Financial Federal, which was credit enhanced by the Federal Home Loan Mortgage Corporation, previously scheduled to mature in July.

On June 6, 2011, MAA received an initial Issuer Default Rating from Fitch Ratings of BBB, along with a BBB Unsecured Senior Notes rating for Mid-America Apartments, L.P., MAA's operating partnership. On June 16, 2011, MAA locked the interest rate on a $135 million offering of private placement unsecured bonds. The bond series has an average maturity of just over 9-years and bears an average interest rate of 5.15%. The bond offering was closed and funded subsequent to quarter-end. Given the favorable market conditions during the second quarter, the transaction was executed earlier than originally planned, which will cost approximately $0.03 per Share in FFO for the full year 2011, but accomplishes an important step in MAA's longer term financing goals. The proceeds from the bonds will be used to repay an $80 million tranche of MAA's secured credit facility with Prudential Mortgage Capital, credit enhanced by the Federal National Mortgage Association, which matures during the current year, as well as fund investment activity.

During the second quarter of 2011, MAA issued approximately 528,700 shares of common stock for net proceeds of $34.1 million through its previously established At-The-Market, or ATM, equity program. The shares were issued at an average price of $64.53 per share, net of issuance costs. The proceeds from these issuances will primarily be used to fund MAA's acquisition and development activity.

Balance Sheet Strength

As of June 30, 2011, MAA's ratio of debt-to-total market capitalization was 36.8% (based on the June 30, 2011 closing stock price of $67.47), while MAA's debt-to-total gross assets ratio (based on gross book value at quarter end) was at 47.1%. Total debt of $1.5 billion was outstanding at an average interest rate of 3.8% at the end of the quarter. A total of $1.3 billion, or 87%, of this debt was fixed or hedged against rising interest rates, with staggered maturities averaging 4.5 years. MAA's fixed charge coverage ratio for the second quarter was 3.6 times, well above the 2.8 times reported in the second quarter of 2010 and peer group average of around 2.6 times. At the end of the second quarter, MAA had $138 million in excess capacity available from cash and borrowing capacity under current credit facilities.

Al Campbell, Executive Vice President and Chief Financial Officer, said, "MAA made significant progress in achieving both our current and longer term financing goals during the second quarter. We completed two significant transactions which took care of all current year debt maturities, extended the duration of interest rate protection for the balance sheet, provided funding for growth, and opened access to broader sources of capital for MAA. While pleased with this progress, we remain focused on our plans to further diversify our capital structure over the next few years. We expect to continue funding our growth plans for the current year primarily through our ATM program, while maintaining our leverage (defined as debt-to-total gross assets) in the 45% to 48% range, and working to increase our unencumbered asset portfolio to provide additional flexibility for the future."

Value Add Capital Expenditures

MAA continues its redevelopment program at select communities throughout the portfolio. During the quarter ended June 30, 2011, 942 units were renovated at an average cost of approximately $3,300 per unit achieving an average monthly rent increase on the renovated units of $76 per unit. The unleveraged internal rate of return achieved on the entire renovation program, comprising over 12,000 renovated units to date, is approximately 11%.

Recurring capital expenditures totaled $9.5 million for the quarter ended June 30, 2011, approximately $0.24 per Share, resulting in adjusted funds from operations, or AFFO, of $0.69 per Share. Total property capital expenditures for the second quarter of 2011 were $12.6 million on existing properties, an additional $3.6 million on the redevelopment program, and $5.0 million to fund the development projects during the quarter.

A reconciliation of AFFO to net income attributable to MAA and an expanded discussion of the components of AFFO can be found later in this release.

70th Consecutive Common Dividend Declared

MAA's Board of Directors voted to continue the quarterly common dividend at an annual rate of $2.51 per common share/unit, and declared its 70th consecutive quarterly common dividend to be paid on July 29, 2011 to holders of record on July 15, 2011.

2011 FFO per Share Guidance Increased

Based on the second quarter results and updated views of the apartment market for the quarter, MAA updated its earnings guidance. Excluding the non-cash expenses related to the accounting change for the company's restricted stock plans, full year 2011 FFO is now expected to be in the range of $3.92 to $4.12 per Share, or $4.02 at the mid-point, which is an increase of $0.02 per Share from previous guidance. On the same basis, FFO per Share for the third quarter is anticipated to be in the range of $0.95 to $1.05 and for the fourth quarter $1.01 to $1.11 per Share. Including the non-cash expenses related to the accounting change, FFO for the full year is projected to be in the range of $3.87 to $4.07 per share.

MAA still believes same store NOI for the full year of 2011 will increase in the 4% to 6% range, based on expected revenue growth of 4% to 5% and expected expense growth of 3% to 4%, presented with cable programs netted in revenues.

Based on recent and expected acquisition volume for the rest of the year, MAA now projects wholly-owned acquisitions to range between $225 million and $275 million for the full year, while Fund II acquisitions are expected to range between $100 million to $125 million for the year.

MAA projects funding for the three apartment communities currently under development to range between $45 million and $50 million for the full year.

Total capital expenditures at existing properties are forecast to be approximately $38.5 million for the full year, excluding the redevelopment program mentioned above.

Supplemental Material and Conference Call

Supplemental data to this release can be found on the investor relations page of the MAA web site at www.maac.com. MAA will host a conference call to further discuss second quarter results on Friday, August 5, 2011, at 9:15 AM Central Time. The conference call-in number is 866-961-1484 and the moderator's name is Leslie Wolfgang.

About Mid-America Apartment Communities, Inc.

MAA is a self-administered, self-managed apartment-only real estate investment trust, which currently owns or has ownership interest in 48,189 apartment units throughout the Sunbelt region of the U.S. For further details, please visit the MAA website at www.maac.com or contact Investor Relations at investor.relations@maac.com. 6584 Poplar Ave., Memphis, TN 38138.

Forward-Looking Statements

We consider portions of this press release to be forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, with respect to our expectations for future periods. Forward looking statements do not discuss historical fact, but instead include statements related to expectations, projections, intentions or other items related to the future. Such forward-looking statements include, without limitation, statements concerning earnings guidance, property acquisitions and dispositions, development opportunities, future growth in the emerging recovery cycle, internal rates of return on our redevelopment program and capital expenditures, capital raising activities, interest rates, refinancing opportunities, rent growth, occupancy, and rental expense growth. Words such as "expects," "anticipates," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements. Such statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements to be materially different from the results of operations or plans expressed or implied by such forward-looking statements. Such factors include, among other things, unanticipated adverse business developments affecting us, or our properties, adverse changes in the real estate markets and general and local economies and business conditions. Although we believe that the assumptions underlying the forward-looking statements contained herein are reasonable, any of the assumptions could be inaccurate, and therefore such forward-looking statements included in this press release may not prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included herein, the inclusion of such information should not be regarded as a representation by us or any other person that the results or conditions described in such statements or our objectives and plans will be achieved.

The following factors, among others, could cause our future results to differ materially from those expressed in the forward-looking statements:

  inability to generate sufficient cash flows due to market conditions, changes in supply and/or demand, competition, uninsured losses, changes in tax and housing laws, or other factors;
  inability to acquire funding through the capital markets;
  the availability of credit, including mortgage financing, and the liquidity of the debt markets, including a material deterioration of the financial condition of the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation;
  inability to replace financing with the Federal National Mortgage Association and the Federal Home Loan Mortgage Corporation should their investment in the multifamily industry shrink or cease to exist;
  failure of new acquisitions to achieve anticipated results or be efficiently integrated into us;
  failure of development communities to be completed, if at all, on a timely basis or to lease-up as anticipated;
  inability of a joint venture to perform as expected;
  inability to acquire additional or dispose of existing apartment units on favorable economic terms;
  unexpected capital needs;
  increasing real estate taxes and insurance costs;
  losses from catastrophes in excess of our insurance coverage;
  changes in interest rate levels, including that of variable rate debt, such as extensively used by us;
  loss of hedge accounting treatment for interest rate swaps and interest rate caps;
  the continuation of the good credit of our interest rate swap and cap providers;
  inability to meet loan covenants;
  significant decline in market value of real estate serving as collateral for mortgage obligations;
  inability to pay required distributions to maintain REIT status;
  imposition of federal taxes if we fail to qualify as a REIT under the Internal Revenue Code in any taxable year or foregone opportunities to ensure REIT status;
  inability to attract and retain qualified personnel;
  potential liability for environmental contamination;
  adverse legislative or regulatory tax changes; and
  litigation and compliance costs associated with laws requiring access for disabled persons.

Reference is hereby made to the filings of Mid-America Apartment Communities, Inc., with the Securities and Exchange Commission, including quarterly reports on Form 10-Q, reports on Form 8-K, and its annual report on Form 10-K, particularly including the risk factors contained in the latter filing.

CONSOLIDATED STATEMENTS OF OPERATIONS (in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Property revenues	$ 110,226	$ 98,240	$ 216,853	$ 195,084
Management and fee income, net	263	155	486	291
Property operating expenses	(47,413)	(42,374)	(92,727)	(83,649)
Depreciation	(28,021)	(24,811)	(55,629)	(49,761)
Acquisition expenses	(1,520)	(486)	(1,739)	(462)
Property management expenses	(5,194)	(4,479)	(10,338)	(8,756)
General and administrative	(5,439)	(3,110)	(10,049)	(5,921)
Income from continuing operations before non-operating items	22,902	23,135	46,857	46,826
Interest and other non-property income	114	86	349	401
Interest expense	(14,149)	(13,982)	(28,128)	(27,863)
Loss on debt extinguishment	(48)	-	(48)	-
Amortization of deferred financing costs	(707)	(648)	(1,422)	(1,243)
Asset Impairment	-	(1,590)	-	(1,590)
Net casualty (loss) gain and other settlement proceeds	(265)	102	(406)	258
Loss on sale of non-depreciable assets	-	-	(6)	-
Gain on properties contributed to joint ventures	-	-	-	371
Income from continuing operations before
loss from real estate joint ventures	7,847	7,103	17,196	17,160
Loss from real estate joint ventures	(178)	(298)	(423)	(574)
Income from continuing operations	7,669	6,805	16,773	16,586
Discontinued operations:
Income from discontinued operations before loss on sale	11	85	69	153
Net loss on insurance and other settlement proceeds of
discontinued operations	-	-	(7)	-
Loss on sales of discontinued operations	-	(2)	-	(2)
Consolidated net income	7,680	6,888	16,835	16,737
Net income attributable to noncontrolling interests	(252)	(228)	(563)	(665)
Net income attributable to MAA	7,428	6,660	16,272	16,072
Preferred dividend distribution	-	(2,704)	-	(5,920)
Premiums and original issuance costs associated with
the redemption of preferred stock	-	(2,573)	-	(2,573)
Net income available for common shareholders	$ 7,428	$ 1,383	$ 16,272	$ 7,579

Weighted average common shares - Diluted	38,923	30,736	38,420	29,967
Net income per share available for common shareholders - Diluted	$0.20	$0.04	$0.44	$0.25

FUNDS FROM OPERATIONS(in thousands except per share data)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
Net income attributable to MAA	$ 7,428	$ 6,660	$ 16,272	$ 16,072
Depreciation of real estate assets	27,469	24,300	54,548	48,739
Net casualty loss (gain) and other settlement proceeds	265	(102)	406	(258)
Gain on properties contributed to joint ventures	-	-	-	(371)
Net casualty loss and other settlement proceeds
of discontinued operations	-	-	7	-
Depreciation of real estate assets of discontinued operations	134	132	267	262
Loss on sales of discontinued operations	-	2	-	2
Depreciation of real estate assets of real estate joint ventures	627	470	1,141	872
Preferred dividend distribution	-	(2,704)	-	(5,920)
Net income attributable to noncontrolling interests	252	228	563	665
Premiums and original issuance costs associated with
the redemption of preferred stock	-	(2,573)	-	(2,573)
Funds from operations	36,175	26,413	73,204	57,490
Non-routine items:
Premiums and original issuance costs associated
with the redemption of preferred stock	-	2,573	-	2,573
Asset impairment	-	1,590	-	1,590
Funds from operations before non-routine items	36,175	30,576	73,204	61,653
Recurring capital expenditures	(9,504)	(9,907)	(15,233)	(14,881)
Adjusted funds from operations	$ 26,671	$ 20,669	$ 57,971	$ 46,772

Weighted average common shares and units - Diluted	38,923	33,012	38,420	32,257

Funds from operations per share and unit - Diluted	$0.93	$0.80	$1.91	$1.78
Funds from operations before non-routine items
per share and unit - Diluted	$0.93	$0.93	$1.91	$1.91
Adjusted funds from operations per share and unit - Diluted	$0.69	$0.63	$1.51	$1.45

CONSOLIDATED BALANCE SHEETS (in thousands)

	Jun 30, 2011	Dec 31, 2010
Assets
Real estate assets
Land	$ 312,384	$ 288,890
Buildings and improvements	2,733,279	2,564,887
Furniture, fixtures and equipment	86,519	83,251
Capital improvements in progress	31,437	11,501
	3,163,619	2,948,529
Accumulated depreciation	(937,334)	(889,841)
	2,226,285	2,058,688
Land held for future development	1,306	1,306
Commercial properties, net	8,231	8,141
Investments in real estate joint ventures	17,613	17,505
Real estate assets, net	2,253,435	2,085,640
Cash and cash equivalents	12,838	45,942
Restricted cash	1,627	1,514
Deferred financing costs, net	13,908	13,713
Other assets	21,752	25,133
Goodwill	4,106	4,106
Assets held for sale	5,855	-
Total assets	$ 2,313,521	$ 2,176,048

Liabilities and Shareholders' Equity
Liabilities
Notes payable	$ 1,535,934	$ 1,500,193
Accounts payable	2,826	1,815
Fair market value of interest rate swaps	41,086	48,936
Accrued expenses and other liabilities	82,451	73,999
Security deposits	6,604	6,693
Liabilities associated with assets held for sale	178	20
Total liabilities	1,669,079	1,631,656
Redeemable stock	4,142	3,764
Shareholders' equity
Common stock	371	348
Additional paid-in capital	1,264,853	1,142,023
Accumulated distributions in excess of net income	(605,316)	(575,021)
Accumulated other comprehensive income	(42,268)	(48,847)
Total MAA shareholders' equity	617,640	518,503
Noncontrolling interest	22,660	22,125
Total equity	640,300	540,628
Total liabilities and shareholders' equity	$ 2,313,521	$ 2,176,048

SHARE AND UNIT DATA (in thousands)

	Three months ended		Six months ended
	June 30,		June 30,
	2011	2010	2011	2010
NET INCOME SHARES
Weighted average common shares - Basic	36,836	30,628	36,274	29,883
Weighted average common shares - Diluted	38,923	30,736	38,420	29,967
FUNDS FROM OPERATIONS SHARES AND UNITS
Weighted average common shares and units - Basic	38,818	32,904	38,315	32,173
Weighted average common shares and units - Diluted	38,923	33,012	38,420	32,257
PERIOD END SHARES AND UNITS
Common shares at June 30,	37,142	32,299	37,142	32,299
Limited partnership units at June 30,	1,952	2,198	1,952	2,198
Outstanding options at June 30,	14	22	14	22
Unvested shares in share based plans at June 30,	59	88	59	88

NON-GAAP FINANCIAL AND OTHER DEFINITIONS

Funds From Operations (FFO)

FFO represents net income (computed in accordance with U.S. generally accepted accounting principles, or GAAP) excluding extraordinary items, net income attributable to noncontrolling interest, gains or losses on disposition of real estate assets, plus depreciation of real estate and adjustments for joint ventures to reflect FFO on the same basis. This definition of FFO is in accordance with the National Association of Real Estate Investment Trust's definition.

Disposition of real estate assets includes sales of real estate included in discontinued operations as well as proceeds received from insurance and other settlements from property damage.

Our calculation of FFO may differ from the methodology for calculating FFO utilized by other REITs and, accordingly, may not be comparable to such other REITs. FFO should not be considered as an alternative to net income.

Mid-America believes that FFO is helpful in understanding our operating performance in that FFO excludes depreciation expense of real estate assets. Mid-America believes that GAAP historical cost depreciation of real estate assets is generally not correlated with changes in the value of those assets, whose value does not diminish predictably over time, as historical cost depreciation implies.

In response to the SEC's Staff Policy Statement relating to Emerging Issues Task Force Topic D-42 concerning the calculation of earnings per share for the redemption of preferred stock, Mid-America has included the amount charged to retire preferred stock in excess of carrying values in its FFO calculation. We believe, however, that FFO before amount charged to retire preferred stock in excess of carrying values is also an important measure of operating performance as the amount charged to retire preferred stock in excess of carrying values is a non-cash adjustment representing issuance costs in prior periods for preferred stock.

Adjusted Funds From Operations (AFFO)

For purposes of these computations, AFFO is composed of FFO less recurring capital expenditures, the amount charged to retire preferred stock in excess of carrying values and asset impairment. As an owner and operator of real estate, we consider AFFO to be an important measure of performance from core operations because AFFO measures our ability to control revenues, expenses and recurring capital expenditures.

Earnings Before Interest Taxes Depreciation and Amortization (EBITDA)

For purposes of these computations, EBITDA is composed of net income before net gain on asset sales and insurance and other settlement proceeds, and gain or loss on debt extinguishment, plus depreciation, interest expense, and amortization of deferred financing costs. EBITDA is a non-GAAP financial measure we use as a performance measure. As an owner and operator of real estate, we consider EBITDA to be an important measure of performance from core operations because EBITDA does not include various income and expense items that are not indicative of our operating performance. EBITDA should not be considered as an alternative to net income as an indicator of financial performance. Our computation of EBITDA may differ from the methodology utilized by other companies to calculate EBITDA.

NON-GAAP FINANCIAL AND OTHER DEFINITIONS CONTINUED

Same Store Portfolio

We review our Same Store Portfolio at the beginning of each calendar year. Communities are generally added into the Same Store Portfolio after they have been owned and have been stabilized for at least 12 months. In the case of newly developed apartment communities, or communities acquired in lease-up, they are considered stabilized after achieving 90% occupancy for 90 days.

Communities which are being extensively renovated in which at least $5,500 per apartment unit is being invested on at least 50% of turns are excluded from the Same Store Portfolio. Twelve months after the renovations at a community are substantially complete, communities are returned to the Same Store Portfolio beginning the next calendar year.

Also excluded from our Same Store Portfolio are communities that have been approved by the Board of Directors for disposition.

Communities are designated within our Same Store Portfolio as operating in Large or Secondary markets generally based on market population.

Net Operating Income (NOI)

Net operating income represents total property revenues less total property operating expenses, excluding depreciation, for all properties held during the period, regardless of their status as held for sale. We believe NOI by market is a helpful tool in evaluating the operating performance within our markets because it measures the core operations of property performance by excluding corporate level expenses and other items not related to property operating performance.

Average Effective Rent

Average effective rent per unit is equal to the average of gross rent amounts after the effect of leasing concessions for occupied units plus prevalent market rates asked for unoccupied units, divided by the total number of units. Leasing concessions represent discounts to the current market rate. We believe average effective rent is a helpful measurement in evaluating average pricing. It does not represent actual rental revenue collected per unit.

Contact: Investor Relations of MAA, +1-901-682-6600, investor.relations@maac.com